EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TheStreet.com, Inc. (the “Company”) on Form S-8 (File No. 333-145295) of our report dated March 10, 2009, except for the effects of the restatement as discussed in Note 16 to the consolidated financial statements which are dated February 3, 2010 (not presented herein) appearing under Item 8 of the Company’s 2008 Annual Report on Form 10-K/A (Amendment No. 1), with respect to our audit of the consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows and the related consolidated financial statement schedule of TheStreet.com, Inc. for the year then ended December 31, 2008, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Marcum llp

Marcum llp
(Formerly Marcum & Kliegman llp)
New York, NY
March 11, 2011